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                                                                     Exhibit 5.1

                               December 19, 1997



Carson, Inc.
64 Ross Road
Savannah Industrial Park
Savannah, GA  31405

          Re: Offer to Exchange $100,000,000 10 3/8% Senior Subordinated Notes due 2007, Series A for $100,000,000 10 3/8% Senior Subordinated Notes Due 2007, Series B

Ladies and Gentlemen:

          We are acting as special counsel for Carson, Inc., a Delaware corporation (the "Company") in connection with the filing by the Company of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission for the purpose of registering the issuance of up to $100,000,000 aggregate principal amount of the Company's 10 3/8% Senior Subordinated Notes due 2007, Series B (the "Exchange Notes") and the guarantee thereof (the "Guarantee") by the Company's subsidiary, Carson Products Company ("Carson Products") under the Securities Act of 1933, as amended (the "Act"). The Exchange Notes are to be issued in exchange for an equal aggregate principal amount of the Company's 10 3/8% Senior Subordinated Notes due 2007, Series A (the "Existing Notes") and the guarantee thereof pursuant to the Registration Rights Agreement among the Company, Carson Products, Donaldson, Lufkin & Jenrette Securities Corporation and Merrill, Lynch, Pierce, Fenner & Smith Incorporated, filed as an exhibit to the Registration Statement. The Exchange Notes and the Guarantee are to be issued
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pursuant to the terms of the Indenture among the Company, Carson Products and
Marine Midland Bank, as trustee (the "Trustee"), filed as an exhibit to the Registration Statement. The Indenture is to be qualified under the Trust Indenture Act of 1939, as amended (the "TIA"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture.

          In rendering the opinions expressed below, we have examined originals such corporate records of the Company and Carson Products and such other documents as we have deemed necessary as a basis for the opinions expressed below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon statements of governmental officials and upon representations by and statements of appropriate representatives of the Company and Carson Products.

          In rendering the opinions expressed below, we have assumed with respect to all of the documents referred to in this opinion letter, including the Indenture, that, except as set forth below, (i) such documents have been duly authorized by, have been duly executed and delivered by, and constitute legal, valid, binding and enforceable obligations of, all of the parties to such documents; (ii) all signatories to such documents have been duly authorized; and
(iii) all of the parties to such documents are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

          Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

          1. The Exchange Notes have been duly authorized by the Company and when (i) the Registration Statement has been declared effective, (ii) the Indenture has been duly qualified under the TIA, (iii) the Exchange Notes have been duly executed by the Company and (iv) the Exchange Notes have been duly authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered against exchange of the Existing Notes in accordance with the terms set forth in the prospectus included as part of the Registration Statement, the Exchange Notes will be valid and binding obligations of the Company, except as (x) the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and
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similar laws affecting creditors' rights and remedies generally and (y) the enforceablilty thereof is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

          2. The Guarantee has been duly authorized by Carson Products and when (i) the Registration Statement has been declared effective, (ii) the Indenture has been duly qualified under the TIA, (iii) the Exchange Notes have been duly executed by the Company, (iv) the Guarantee has been duly executed and
(v) the Exchange Notes have been duly authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered against exchange of the Existing Notes in accordance with the terms set forth in the prospectus included as part of the Registration Statement, the Guarantee will be a valid and binding obligation of Carson Products, except as (x) the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and similar laws affecting creditors' rights and remedies generally similar laws affecting creditors' rights and remedies generally and (y) the enforceablilty thereof is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

          In our opinion, the discussions under the caption "Certain Federal Income Tax Considerations" in the prospectus included as part of the Registration Statement are correct in all material respects.

          We express no opinion as to the applicability to the obligations of Carson Products (or the enforceability of such obligations) of Section 548 of chapter 11 of Title 11 of the United States Code, as amended, Article 10 of New York Debtor ande Creditor Law, as amended, or any other provision of law relating to fraudulent conveyances, transfers or obligations.

          This opinion is rendered to the Company in connection with the filing of the Registration Statement and for no other purpose. We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States and the laws of the State of New York.

          We hereby consent to the filing of this opinion as Exhibit 5.1 and
Exhibit 8.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus which is included in the Registration Statement.

                         Very truly yours,

                         /s/ Milbank, Tweed, Hadley & McCloy


ABP/DBB/BK